NEWS FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE: November 4, 2004

CONTACT: Steven R. Williams - (304) 842-3597 www.petd.com

Petroleum Development Corporation Announces Record Third Quarter

And Nine Month Operating Results

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today announced third quarter and nine month operating results. Net income for the third quarter of 2004 was $8.7 million ($.52 per diluted share) compared to $5.2 million ($.31 per diluted share) for the same period in 2003. Net income for the nine months of 2004 was $25.7 million ($1.56 per diluted share) compared to $14.6 million ($.90 per diluted share) for the first nine months of 2003.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues	$73,157,400	$47,207,900	$218,129,700	$143,394,800
Income before income taxes and cumulative effect of change in accounting principle	$13,621,300	$ 7,767,000	$ 40,260,300	$22,131,600

Net income	$ 8,691,600	$ 5,203,900	$25,744,100	$14,629,600
Basic earnings per share	$ .53	$ .33	$ 1.60	$ .93
Diluted earnings per share	$ .52	$ .31	$ 1.56	$ .90
Weighted average common shares outstanding	16,284,827	15,636,787	16,140,358	15,670,092
Weighted average common and common equivalent shares outstanding	16,694,637	16,294,616	16,542,623	16,186,849

Steven R. Williams, CEO of Petroleum Development Corporation, said, "Our results for the third quarter continued the trends established in the first half of the year. Higher oil and natural gas production, up 29.8% compared to the first nine months of 2003 and increased drilling revenue from our public drilling programs were the major factors for the earnings increase. Higher oil and natural gas sales prices and strong results from our natural gas marketing company added to the record earnings."

Operations

Strong sales of our drilling partnerships continue to fuel our record drilling operations. During the third quarter, PDC drilled 34 new wells, all of which were successful. This brings the total for the year to 103 wells with one developmental dry hole. Twenty-six of the third quarter wells were drilled in Wattenberg field and eight were drilled in the Piceance Basin. This brings the totals to 75 Wattenberg and 28 Piceance Basin productive wells for the year. Currently, the Company plans to conduct the remainder of its 2004 partnership drilling activity in these two areas.

At the end of the third quarter approximately $26.5 million of drilling advances remained to fund operations in future periods. We also funded our fourth and final drilling program of the year with investor subscriptions of $35 million on October 1st. Funds in the program will be used for fourth quarter 2004 and first quarter 2005 drilling operations. No additional partnerships will be funded in 2004.

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In addition to drilling, the Company also continued its Codell recompletion program in Wattenberg Field. Five wells were reworked during the third quarter which brings the total for the year to 21. The Company plans to continue the recompletion program throughout the remainder of 2004.

In early October, 2004 the Company began drilling on a planned 15 well program on its northeast Colorado properties (NECO). The wells are being drilled on locations created by the regulatory approval of a reduction in well spacing from 80 to 40 acres on the properties the Company acquired in Yuma county in 2003. As of the end of October eleven wells had been drilled and one well had been completed. The Company expects all eleven wells to be productive based on the results of logs and other data.

On August 16, 2004 the Company began drilling the Fox Federal 1-13 well in Moffat County, Colorado. This well is an exploratory well to test the Mesaverde formation in the western Sand Wash Basin. The well was drilled to its planned total depth of 12,778 feet on October 27th and pipe has been run for a planned completion in the target zone. The Company accounts for its oil and gas properties under the successful efforts method. Under this method the cost of drilling an exploratory well is capitalized pending determination of whether the well has discovered economically producible reserves. If such reserves are not discovered the costs are expensed as a dry hole. The cost to date on this well is approximately $2.5 million. Both the NECO and the exploratory test well are being funded by the Company's capital budget without partnership participation.

Oil and natural gas production for the third quarter increased to 3.12 billion cubic feet equivalent (Bcfe) from 2.86 Bcfe in the third quarter of 2003 (an increase of 9%). All of the increase was attributable to the Rocky Mountain Region where the Company's drilling, development and acquisition activities have been focused for the past several years. The Rocky Mountain Region production increased 15.1% compared to the year earlier period, while production in the Appalachian Basin declined 5.0% and Michigan Basin production declined 1.4%.

Oil and gas sales also benefited from higher sales prices for both oil and natural gas compared to the third quarter of 2003. In the third quarter of 2004 the Company sold its natural gas for an average price of $5.08 per thousand cubic feet (Mcf), compared to $4.55 per Mcf in the third quarter of 2003. Similarly the average price in the third quarter of 2004 was $33.66 per barrel (Bbl) compared to $28.42 in the third quarter of 2003. The following table summarizes the production by region and pricing for the third quarters of 2004 and 2003.
	Three Months Ended September 30, 2004			Three Months Ended September 30, 2003
	Oil (Bbl)	Natural Gas (Mcf)	Natural Gas Equivalents (Mcfe)	Oil (Bbl)	Natural Gas (Mcf)	Natural Gas Equivalents (Mcfe)
Appalachian Basin	1,589	458,657	468,191	1,121	485,968	492,694
Michigan Basin	1,301	445,013	452,819	1,616	449,457	459,153
Rocky Mountains	85,414	1,682,360	2,194,844	77,367	1,442,556	1,906,758
Total	88,304	2,586,030	3,115,854	80,104	2,377,981	2,858,605

Average Price	$33.66	$5.08	$5.17	$28.42	$4.55	$4.58

Oil and natural gas production for the first nine months of 2004 increased to 9.49 Bcfe from 7.31 Bcfe compared to the same period in 2003 (an increase of 30%). This increase was also fueled by our Rocky Mountain production. The average sales price per Mcfe also increased significantly from $4.50 per Mcfe during the first nine months of 2003 to $5.08 per Mcfe for the same period in 2004.

The Company's oil and natural gas production for the first nine months of 2004 and 2003 by area of operations along with average sales price is presented below:
	Nine Months Ended September 30, 2004			Nine Months Ended September 30, 2003
	Oil (Bbl)	Natural Gas (Mcf)	Natural Gas Equivalents (Mcfe)	Oil (Bbl)	Natural Gas (Mcf)	Natural Gas Equivalents (Mcfe)
Appalachian Basin	3,931	1,346,915	1,370,501	3,135	1,459,414	1,478,224
Michigan Basin	4,305	1,314,829	1,340,659	4,910	1,382,532	1,411,992
Rocky Mountains	280,308	5,093,748	6,775,596	187,194	3,297,830	4,420,994
Total	288,544	7,755,492	9,486,756	195,239	6,139,776	7,311,210

Average Price	$32.59	$5.00	$5.08	$28.05	$4.46	$4.50

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Current Hedging of Commodity Transactions

The Company has entered into commodity-based derivative transactions to manage a portion of the exposure to price risk associated with its sales of oil and natural gas. During the third quarter of 2004 the Company had average production per month of 862,000 Mcf of natural gas and 29,400 Bbls of oil. The current positions in effect on the Company's share of production are shown in the following table:
		Floors		Ceilings
Month Set	Month	Monthly Quantity Mmbtu	Contract Price	Monthly Quantity Mmbtu	Contract Price
	NYMEX Based Hedges - (Appalachian and Michigan Basins)
1/04	Oct 2004	122,000	$5.00	-	-
10/03	Oct 2004	81,000	$4.00	81,000	$5.65
5/04	Nov 2004 - Mar 2005	180,000	$5.67	90,000	$7.00
2/04	Apr 2005 - Oct 2005	122,000	$4.28	61,000	$5.00

	Rocky Mountain Region
	Colorado Interstate Gas (CIG) Based Hedges (Piceance Basin)
10/03	Oct 2004	25,000	$3.20	25,000	$4.70
1/04	Oct 2004	25,000	$4.17	-	-
5/04	Nov 2004 - Mar 2005	60,000	$5.04	30,000	$6.00
2/04	Apr 2005- Oct 2005	33,000	$3.10	16,000	$4.43

	Colorado Interstate Gas (CIG) Based Hedges (Wattenberg Field)
7/04	Nov 2004 - Mar 2005	80,000	$5.00	40,000	$6.20

	NYMEX Based Hedges (NECO)
6/03	Oct 2004 - Dec 2004	150,000	$4.50	-	-
7/04	Jan 2005 - Mar 2005	150,000	$5.32	-	-
2/04	Apr 2005 - Oct 2005	150,000	$4.26	75,000	$5.00

	Oil hedges (Wattenberg Field)
	Month	Monthly Quantity barrels	Contract Price
2/04	Oct 2004 - Dec 2004	10,000	$31.63

		Floors		Ceilings
8/04	Jan 2005 - Dec 2005	15,000	$32.30	7,500	$40.00

The Company's natural gas marketing segment had excellent results in the first nine months of 2004. With natural gas prices moderately higher, Riley Natural Gas (RNG), the Company's gas marketing subsidiary, increased revenues to $73.5 million compared to $56.6 million for the same time period of 2003. The natural gas marketing margin for the first nine months increased from $361,000 in 2003 to $962,000 in 2004.

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PETROLEUM DEVELOPMENT CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income

Three Months and Nine Months ended September 30, 2004 and 2003

(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Oil and gas well drilling operations	$30,394,400	$14,080,100	$89,347,500	$47,444,000
Gas sales from marketing activities	23,983,000	17,686,100	73,451,800	56,644,400
Oil and gas sales	16,117,200	13,088,200	48,172,600	32,866,200
Well operations and pipeline income	2,073,800	1,865,200	5,823,700	5,282,100
Other income	589,000	488,300	1,334,100	1,158,100

	73,157,400	47,207,900	218,129,700	143,394,800

Costs and expenses:
Cost of oil and gas well drilling operations	26,005,400	11,955,700	76,328,400	39,751,500
Cost of gas marketing activities	23,980,600	17,463,500	72,484,200	55,923,100
Oil and gas production costs	3,952,400	3,986,200	11,894,500	10,303,600
General and administrative expenses	926,300	1,377,300	2,821,400	3,741,600
Depreciation, depletion, and amortization	4,418,800	4,243,200	13,589,800	10,632,400
Interest	252,600	415,000	751,100	911,000

	59,536,100	39,440,900	177,869,400	121,263,200

Income before income taxes and cumulative effect of change in accounting principle	13,621,300	7,767,000	40,260,300	22,131,600

Income taxes	4,929,700	2,563,100	14,516,200	7,303,400

Net income before cumulative effect of change in accounting principle	8,691,600	5,203,900	25,744,100	14,828,200

Cumulative effect of change in accounting principle (net of taxes of $121,700)	-	-	-	(198,600)

Net income	$8,691,600	$5,203,900	$25,744,100	$14,629,600

Basic earnings per common share before accounting change	$ .53	$ .33	$1.60	$ .94

Cumulative effect of change in accounting principle	$ -	$ -	$ -	$( .01)

Basic earnings per common share	$ .53	$ .33	$1.60	$ .93

Diluted earnings per share before accounting change	$ .52	$ .31	$1.56	$ .91

Cumulative effect of change in accounting principle	$ -	$ -	$ -	$( .01)

Diluted earnings per share	$ .52	$ .31	$1.56	$ .90

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Non-GAAP Financial Measure

The United States Securities and Exchange Commission has disclosure requirements for public companies concerning references to Non-GAAP financial measures. (GAAP refers to generally accepted accounting principles.) Non-GAAP financial measures may be provided if the Company explains the relevance of the information. The Company must also reconcile the Non-GAAP financial measure to related GAAP information. "Adjusted Cash Flow" is a Non-GAAP financial measure provided by PDC in this earnings release. Adjusted Cash Flow is net income before deferred income taxes, depreciation, depletion, and amortization. PDC believes Adjusted Cash Flow is relevant because it is a measure of cash available to fund the Company's capital expenditures and to service its debt. PDC also believes Adjusted Cash Flow is a useful measure for estimating the value of the Company's operations.
	Three months Ended September 30,		Nine months Ended September 30,
	2004	2003	2004	2003
Net income	$8,691,600	$5,203,900	$25,744,100	$14,629,600
Deferred income tax expense	2,961,100	1,696,300	8,590,500	4,893,200
Depreciation, depletion and amortization	4,418,800	4,243,200	13,589,800	10,632,400
Adjusted cash flow	$16,071,500	$11,143,400	$47,924,400	$30,155,200

10-Q and Quarterly Conference Call

The Company filed its Quarterly Report on Form 10-Q on November 4, 2004. You can access the report at the Company's website (www.petd.com), or contact the Company for a paper copy. The Company invites you to join Steve Williams, Chief Executive Officer, and Darwin Stump, Chief Financial Officer, for a conference call on Friday, November 5, 2004 for a discussion of the results.

What: Petroleum Development Third Quarter Earnings Conference Call

When: Friday, November 5, 2004 at 11:00 a.m. Eastern Time

Where: www.petd.com

How: Log on to the web address above or call (877) 407-8033

Replay Number: (877) 660-6853 (Account #1628 and Conference ID #122829)

(Replay will be available approximately one hour after the conclusion of the call.)

Contact: Steve Williams, Petroleum Development Corporation, (800) 624-3821 E-mail: petd@petd.com

Please go to the website at least 15 minutes prior to the call and register, download and install any necessary audio software. If you are unable to listen to the live broadcast, an outline rebroadcast will be available shortly after the conclusion of the call.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas. The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003. PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street - P. O. Box 26 - Bridgeport, West Virginia - Phone: (304) 842-3597